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EXHIBIT 5.1
(including Exhibit 23.3)

                        Greensfelder, Hemker & Gale, P.C.
                             2000 Equitable Building
                               Ten South Broadway
                            St. Louis, Missouri 63102
                                  314-241-9090

                                  March 6, 2006

Allied Healthcare Products, Inc.
1720 Sublette Avenue
St. Louis, Missouri 63110

Gentlemen:

     We have acted as counsel for Allied Healthcare Products, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering (i) 1,000,000 Common Shares, $0.01 par value, of the Company issuable in connection with the Company's 1999 Incentive Stock Plan and (ii) 75,000 Common Shares, $0.01 par value, of the Company issuable in connection with the Company's Incentive Stock Plan for Non-Employee Directors. Each share of the Common Stock carries with it a Preferred Stock Purchase Right in accordance with a Rights Plan adopted in 1996. We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the state of Delaware; and

     2. The shares have been duly authorized and, when issued pursuant to the applicable plan and in accordance with resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        GREENSFELDER, HEMKER & GALE, P.C.